EXHIBIT 10.1

SECOND AMENDMENT TO SECOND AMENDED
AND RESTATED CREDIT AGREEMENT

THIS SECOND AMENDMENT TO SECOND AMENDED AND RESTATED CREDIT AGREEMENT ("Amendment"), dated effective as of November 10, 2010, is made and entered into by and among WALCO INTERNATIONAL, INC., a Delaware corporation (the "US Borrower"), KANE VETERINARY SUPPLIES LTD. (the "Canadian Borrower"), an Alberta corporation, THE UNDERSIGNED GUARANTORS WHICH ARE PARTIES TO THE CREDIT AGREEMENT (as hereinafter defined), as amended by this Amendment (each a "Guarantor" and collectively, the "Guarantors"), THE UNDERSIGNED GRANTOR WHICH IS A PARTY TO THE CREDIT AGREEMENT (the "Grantor"), THE UNDERSIGNED FINANCIAL INSTITUTIONS WHICH ARE PARTIES TO THE CREDIT AGREEMENT (each, together with its successors and assigns, a "Lender" and collectively, the "Lenders"), JPMORGAN CHASE BANK, N.A., a national banking association, as the administrative agent for the US Lenders (in such capacity, the "US Administrative Agent"), and JPMORGAN CHASE BANK, N.A., TORONTO BRANCH, as the administrative agent for the Canadian Lenders (in such capacity, the "Canadian Administrative Agent").  The US Borrower and the Canadian Borrower shall sometimes hereinafter be collectively referred to as the "Borrowers"), and the US Administrative Agent and the Canadian Administrative Agent shall sometimes hereinafter be collectively referred to as the "Administrative Agents".

RECITALS:

WHEREAS, the US Borrower, KVSL Acquisition, Ltd. (predecessor in interest to the Canadian Borrower), the Guarantors, the Grantor, the Administrative Agents and the Lenders are parties to a Second Amended and Restated Credit Agreement dated as of October 15, 2007, as previously amended pursuant to that terms of that certain First Amendment to Second Amended and Restated Credit Agreement dated as of May 5, 2009, by and among the US Borrower, the Canadian Borrower, the Guarantors, the Grantor, the Administrative Agents and the Lenders  (collectively the "Credit Agreement"); and

WHEREAS, the Borrowers, the Guarantors, the Grantor, the Administrative Agents and the Lenders have agreed, on the terms and conditions herein set forth, that the Credit Agreement be further amended in certain respects.

AGREEMENTS:

NOW, THEREFORE, in consideration of the premises and the mutual agreements, representations and warranties herein set forth, and for other good and valuable consideration, the receipt and sufficiency which are hereby acknowledged and confessed, the Borrowers, the Guarantors, the Grantor, the Administrative Agents and the Lenders do hereby agree as follows:

Section 1.   General Definitions.  Capitalized terms used herein which are defined in the Credit Agreement shall have the same meanings when used herein.

Section 2.   Modification of Applicable Margin Definition.   The term “Applicable Margin” contained in Section 1.1 of the Credit Agreement is hereby amended and restated in its entirety to hereafter be and read as follows:

Applicable Margin shall mean, a rate per annum of 3.00% for LIBOR Borrowings and CDOR Rate Borrowings and a rate per annum of 0.50% for CB Floating Rate Borrowings, Canadian Prime Rate Borrowings and US Base Rate (Canada) Borrowings; provided, however, that as of the end of each fiscal quarter of the US Borrower (commencing with the period ending December 31, 2010), the Applicable Margin shall be adjusted upward or downward, as applicable, to the respective amounts shown in the schedule below based on the Leverage Ratio for the Credit Parties and their Subsidiaries, on a Consolidated basis, tested as of the end of the applicable fiscal quarter of the Credit Parties.  For purposes hereof, any such adjustment in the respective amounts of the Applicable Margin, whether upward or downward, shall be effective ten (10) Business Days after the applicable Annual Audited Financial Statements of the Credit Parties or the Monthly Unaudited Financial Statements of the Credit Parties for the applicable fiscal quarter, as the case may be, have been delivered to and received by the Administrative Agent in accordance with the terms of Sections 6.3(a) and 6.3(b) hereof; provided, however, if any such financial statements are not delivered in a timely manner as required under the terms of Sections 6.3(a) and 6.3(b) hereof, the Applicable Margin from the date such financial statements were due until ten (10) Business Days after the Administrative Agent and Lenders receive the same will be the highest level set forth below for the Applicable Margin.

Leverage Ratio	Per Annum Percentage for LIBOR Borrowings & CDOR Rate Borrowings	Per Annum Percentage for CB Floating Rate Borrowings, Canadian Prime Rate Borrowings & US Base Rate (Canada) Borrowings
Greater than or equal to 4.50x	3.00%	0.50%
Less than 4.50x, but greater than or equal to 3.75x	2.75%	0.25%
Less than 3.75x, but greater than or equal to 3.25x	2.50%	0.00%
Less than 3.25x	2.25%	0.00%

Section 3.   Modification of EBITDA Definition.  The “EBITDA” definition contained in Section 1.1 of the Credit Agreement is hereby amended and restated in its entirety to hereafter be and read as follows:

EBITDA shall mean, with respect to the Credit Parties for any period, Net Income for such period plus (a) without duplication and to only the extent deducted in determining Net Income for such period, the sum of (i) Interest Expense, (ii) federal, state and local income or franchise taxes, (iii) all amounts attributable to depreciation and amortization expense, (iv) any extraordinary charges, (v) customary and reasonable director’s fees and board expenses for board of directors of the Credit Parties not to exceed $550,000 in the aggregate during any fiscal year of the Credit Parties, and (vi) any other non-cash charges (including without limitation, (A) the issuance of restricted stock or stock options, (B) equity losses of Affiliates that are not a Subsidiary of any Credit Party, and (C) all charges attributable to the use of the purchase accounting method), but excluding any non-cash charge in respect of an item that was included in Net Income in a prior period and any non-cash charge that relates to the write-down or write-off of Inventory, minus (b) without duplication and to the extent included in Net Income, (i) any cash payments made during such period in respect of non-cash charges described in clause (a)(vi) taken in a prior period and (ii) any extraordinary gains and any non-cash items of income, in each case of such Person for such period, computed and calculated, without duplication, on a Consolidated basis and in accordance with GAAP, consistently applied.

Section 4.   Modification of Eligible Accounts Definition.  Subparagraph (b) of the “Eligible Accounts” definition contained in Section 1.1 of the Credit Agreement is hereby amended and restated in its entirety to hereafter be and read as follows:

(b)
the Account has payment terms of 30 days or less, or if the Account has payment terms of 31 to 120 days, such Accounts having payment terms of 31 to 120 days shall not constitute more than twenty percent (20%) of the total Eligible Accounts or $15,000,000 in the aggregate, whichever is less.

Section 5.   Modification of Fixed Charge Coverage Ratio Definition.  The term “Fixed Charge Coverage Ratio” contained in Section 1.1 of the Credit Agreement is hereby amended and restated in its entirety to hereafter be and read as follows:

Fixed Charge Coverage Ratio shall mean, with respect to the Credit Parties and their Subsidiaries for any period, the ratio of (a) EBITDA less (i) Unfinanced Capital Expenditures less (ii) cash payments of federal, state and local income or franchise taxes to (b) the sum of (i) Debt Service Expense (excluding any mandatory principal payments of the Term Loan Debt based upon Excess Cash Flow (as defined in the Term Loan Debt Agreement)), (ii) cash Interest Expense, and (iii) Unfinanced Cash Dividends, in each case of such Person for the applicable period, computed and calculated on a Consolidated basis in accordance with GAAP, consistently applied and without duplication.  All components of the Fixed Charge Coverage Ratio shall be determined (1) on a Consolidated basis for the twelve (12) most recent consecutive calendar months ending on or prior to the date of determination and (2) in accordance with GAAP, consistently applied.

Section 6.   Modification of Intercreditor Agreement Definition.   The term “Intercreditor Agreement” contained in Section 1.1 of the Credit Agreement is hereby amended and restated in its entirety to hereafter be and read as follows:

Intercreditor Agreement shall mean the Intercreditor and Collateral Agency Agreement dated effective as of November  10, 2010, by and among the US Borrower, certain of the other Credit Parties, the Administrative Agent, as the representative of the holders of the Obligations, the US Collateral Agent, as the representative of the holders of the US Obligations and the Term Loan Debt, and JPMorgan Chase Bank, N.A., as the representative of the holders of the Term Loan Debt, as the same may be amended, modified, supplemented, renewed, restated or replaced from time to time in accordance with the terms of this Agreement.

Section 7.   Modification of Issuing Bank Definition.   The term “Issuing Bank” contained in Section 1.1 of the Credit Agreement is hereby amended and restated in its entirety to hereafter be and read as follows:

Issuing Bank shall mean (a) with respect to Letters of Credit issued for the account of the US Borrower, either JPMorgan or U.S. Bank National Association, in its respective capacity as an issuer of US Letters of Credit hereunder, (b) with respect to Letters of Credit issued for the account of the Canadian Borrower, either JPMorgan Canada or U.S. Bank National Association, Canadian Branch, in its respective capacity as an issuer of Canadian Letters of Credit hereunder, and (c) any other lender, if any, designated in writing by the applicable Borrower and the Administrative Agent as an Issuing Bank hereunder, so long as such other Lender accepts in writing such designation as an Issuing Bank.  An Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of the Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

Section 8.   Deletion of Permitted Management Fee Definition.   The definition for “Permitted Management Fee” in Section 1.01 of the Credit Agreement is hereby deleted from the Credit Agreement in its entirety, and each and every reference to the term “Permitted Management Fee” in any other provision of the Credit Agreement shall hereafter be of no further force or effect.

Section 9.   New Definitions for Net Proceeds, Non-Excluded Taxes, Non-US Lender, Other Taxes and Prepayment Event.   New definitions for “Net Proceeds,” “Non-Excluded Taxes,” “Non-US Lender,” “Other Taxes” and “Prepayment Event” are hereby added to Section 1.1 of the Credit Agreement to hereafter be and read as follows:

Net Proceeds shall mean, with respect to any event, (a) the cash proceeds received in respect of such event including (i) any cash received in respect of any non-cash proceeds (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but excluding any interest payments), but only as and when received, (ii) in the case of a casualty, insurance proceeds and (iii) in the case of a condemnation or similar event, condemnation awards and similar payments, net of (b) the sum of (i) all reasonable fees, commissions and out-of-pocket expenses paid to third parties (other than Affiliates) in connection with such event, (ii) in the case of a sale, transfer or other disposition of an asset (including pursuant to a sale and leaseback transaction or a casualty or a condemnation or similar proceeding), the amount of all payments required to be made as a result of such event to repay Indebtedness (other than Revolving Loans) secured by such asset or otherwise subject to mandatory prepayment as a result of such event and (iii) the amount of all taxes paid and the amount of any reserves established to fund contingent liabilities reasonably estimated to be payable, in each case during the year that such event occurred or the next succeeding year and that are directly attributable to such event (as determined reasonably and in good faith by a financial officer).

Non-Excluded Taxes shall have the meaning specified in Section 10.17(a) hereof.

Non-U.S. Lender shall have the meaning specified in Section 10.17(d) hereof

Other Taxes  shall mean any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

Prepayment Event means:

(a)           any sale, transfer or other disposition (including pursuant to a sale and leaseback transaction) of any Property of any US Credit Party, other than dispositions of Inventory or collection of Accounts (including license royalties, rebates and carbon offsets) in the ordinary course of business; or

(b)           any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any Property or asset of any US Credit Party; or

(c)           the incurrence by any US Credit Party of any Indebtedness, other than Indebtedness permitted under Section 7.1 or permitted by the Required Lenders pursuant to Section 10.11.

Section 10.   Extension of Revolving Credit Termination Date.  The term “Revolving Credit Termination Date” contained in Section 1.1 of the Credit Agreement is hereby amended and restated in its entirety to hereafter be and read as follows:

Revolving Credit Termination Date shall mean the earlier of (a) August 10, 2015, (b) any date that the Commitments are terminated in full pursuant to Section 2.4 hereof, and (c) any date the Revolving Credit Termination Date is accelerated by the Administrative Agent pursuant to Section 8.1 hereof.

Section 11.   Modification of Mortgages and Security Document Definitions.   The terms “Mortgages” and “Security Documents” contained in Section 1.1 of the Credit Agreement are hereby amended and restated in their entirety to hereafter be and read as follows:

Mortgages shall mean any mortgage, deed of trust or other agreement which conveys or evidences a Lien in favor of the US Collateral Agent, for the ratable benefit of the US Lenders, on real property (including the Real Estate, other than Excluded Real Estate) of any US Credit Party, including any amendment, modification or supplement thereto (including any amendment, modification or supplement required to cause the Real Estate, other than Excluded Real Estate, to secure the Term Loan Debt if refinanced in accordance with terms not less favorable than the pricing and other terms set forth in that certain Term Sheet attached hereto as Schedule 1.1(c)).

Security Documents shall mean the Security Agreements, the Mortgages, all related financing statements and any and all other agreements, mortgages, deeds of trust, chattel mortgages, security agreements, pledges, guaranties, assignments of income, assignments of contract rights, assignments or pledges of stock or partnership interests, standby agreements, subordination agreements, undertakings and other instruments and financing statements now or hereafter executed and delivered as security for the payment and performance of the Obligations, as any of them may from time to time be amended, modified, restated or supplemented.

Section 12.   Modification of US Borrowing Base Definition.   The term “US Borrowing Base” contained in Section 1.1 of the Credit Agreement is hereby amended and restated in its entirety to hereafter be and read as follows:

US Borrowing Base shall mean, as of any date, the amount of the then most recent computation of the US Borrowing Base, determined by calculating the amount equal to the following:

(a)	85% of Eligible Accounts of the US Borrower and the Domestic Subsidiaries; plus

(b)
the lesser of (i) 65% of Eligible Inventory of the US Borrower and the Domestic Subsidiaries (valued, in each case, at the lower of cost or fair market value on a first-in, first-out basis), and (ii) 85% of the Net Recovery Rate of Eligible Inventory of the US Borrower and the Domestic Subsidiaries; provided, however, that during the period commencing on April 1 and ending on September 30 of each calendar year, the 65% advance rate for Eligible Inventory of the US Borrower and the Domestic Subsidiaries contained in clause (i) above shall, at the election of the Administrative Agent, but only with the approval of all but one of the US Lenders (or if only two (2) US Lenders are then parties to this Agreement, only with the approval of both of such US Lenders), be increased to up to 75% and the 85% advance rate for the Net Recovery Rate of Eligible Inventory of the US Borrower and the Domestic Subsidiaries contained in clause (ii) above shall, at the election of the Administrative Agent, but only with the approval of all but one of the US Lenders (or if only two (2) US Lenders are then parties to this Agreement, only with the approval of both of such US Lenders), be increased to up to 100%; less

(c)	all Reserves against the US Borrowing Base established by the Administrative Agent from time to time in its Permitted Discretion.

Notwithstanding anything to the contrary set forth in the immediately preceding sentence, the Administrative Agent reserves the right to adjust downward, to a level acceptable to the Administrative Agent in its Permitted Discretion, the advance rates set forth above for Eligible Accounts of the US Borrower and the Domestic Subsidiaries if the average dilution percentage for all Accounts of the US Borrower and the Domestic Subsidiaries ever exceeds five percent (5%).  For purposes hereof, “average dilution percentage” shall mean for each dollar of gross sales by the US Borrower and the Domestic Subsidiaries, the average percentage of such dollar of gross sales that is not collected by the US Borrower and the Domestic Subsidiaries for any reason, including without limitation, any credits, rebates, refunds, returns, discounts or any other reason.  The US Borrowing Base may be computed by the Administrative Agent on as frequent as a daily basis (based on all information reasonably available to the Administrative Agent, including without limitation, the periodic reports and listings delivered to the Administrative Agent in accordance with Sections 6.3(e), (f) and (g) hereof).

Section 13.   New Mandatory Prepayment Requirement.  New Sections 2.5(f) and 2.5(g) are added to the Credit Agreement to hereafter be and read as follows:

(f)           In the event and on each occasion that any Net Proceeds are received by or on behalf of any US Credit Party in respect of any Prepayment Event (excluding, nevertheless, Net Proceeds in an aggregate amount up to $3,000,000 received during the period from the Closing Date through the Revolving Credit Maturity Date), the Borrower shall, immediately after such Net Proceeds are received by any US Credit Party, prepay the Term Loan Debt and/or the Obligations as set forth in Section 2.f(g) below in an aggregate amount equal to 100% of such Net Proceeds; provided that, in the case of any event described in clause (a) or (b) of the definition of "Prepayment Event" with respect to any asset that is not Inventory or Receivables (excluding, nevertheless, Net Proceeds in an aggregate amount up to $3,000,000 received during the period from the Closing Date through the Revolving Credit Maturity Date), if the Borrower shall deliver to the Administrative Agent a certificate of a Responsible Officer to the effect that the applicable US Credit Party intends to apply the Net Proceeds from such event (or a portion thereof specified in such certificate), within 180 days after receipt of such Net Proceeds, to acquire (or replace or rebuild) real Property, Equipment or other tangible assets (excluding Inventory) to be used in the business of the applicable US Credit Party, and certifying that no Event of Default has occurred and is continuing, and the Net Proceeds specified in such certificate are deposited in a cash collateral account under the dominion and control of the Collateral Agent, then such funds shall be made available to the applicable US Credit Party only for reinvestment purposes in the absence of a continuing Event of Default and upon written request by the applicable US Credit Party to the Collateral Agent (with a copy to the Administrative Agent) for a release from the cash collateral account specifying that the requested amount is to be used for reinvestment purposes pursuant to this Section 2.3(f); provided further that (x) to the extent any such Net Proceeds therefrom have not been so applied towards such reinvestment purposes by the end of such 180-day period, or (y) an Event of Default shall have occurred and be continuing for a period of at least 20 consecutive days, a prepayment of the Term Loan Debt and/or the Obligations as set forth in Section 2.5(g) below shall be required in an amount equal to such Net Proceeds that have not previously been applied towards such reinvestment purposes.

(g)           All such Net Proceeds received pursuant to Section 2.5(f) as a result of a Prepayment Event (1) that are not reinvested in accordance with the provisions of Section 2.5(f) or (2) with respect to any Inventory or Receivables, shall be applied as follows:

(i)           subject to Section 2.5(g)(iii) below, if the amounts are received as a result of a Prepayment Event described in clause (a) or (b) of the definition thereof with respect to any Inventory or Receivables, such amounts shall be applied (A) first, to any Obligations without a corresponding reduction to the Commitments and if an Event of Default has occurred and is continuing to cash collateralize outstanding US Letters of Credit, and (B) second, to the Term Loan Debt;

(ii)           subject to Section 2.5(g)(iii) below, if the amounts are received as a result of any Prepayment Event (other than a Prepayment Event described in sub-clause (i) above), such amounts shall be applied (A) first, to the Term Loan Debt, and (B) second, to any Obligations without a corresponding reduction to the Commitments and if an Event of Default has occurred and is continuing to cash collateralize outstanding US Letters of Credit; and

(iii)            if amounts are received as a result of a Prepayment Event that includes both (A) Inventory and/or Receivables and (B) other assets, such amounts shall be applied as follows: (1) an amount equal to the aggregate book value of such Inventory and Receivables subject to such Prepayment Event shall be applied to any Obligations without a corresponding reduction to the Commitments and, if an Event of Default has occurred and is continuing, to cash collateralize outstanding US Letters of Credit and (2) the remaining proceeds shall be applied as follows: (a) first, to the Term Loan Debt, and (b) second, to any Obligations without a corresponding reduction to the Commitments and if an Event of Default has occurred and is continuing to cash collateralize outstanding US Letters of Credit.

Section 14.   Increase of “Accordion Feature” Maximum Amount.  Section 2.15(f) of the Credit Agreement is hereby amended and restated in its entirety to hereafter be and read as follows:

(f)           Notwithstanding anything to the contrary in this Section 2.15, (i) no US Lender shall have any obligation to increase its US Revolving Credit Commitment under this Section 2.15 unless it agrees in writing to do so in its sole discretion, (ii) no US Lender shall have any right to decrease the amount of its US Revolving Credit Commitment as a result of any requested increase of the US Total Revolving Credit Commitment pursuant to this Section 2.15, (iii) the Administrative Agent shall have no obligation to find or locate any New US Lender to participate in any unsubscribed portion of any increase in the US Total Revolving Credit Commitment requested by the US Borrower, (iv) each increase in the US Total Revolving Credit Commitment requested by the US Borrower shall not be less than $10,000,000, (v) after giving effect to any increase in the US Total Revolving Credit Commitment pursuant to this Section 2.15, the US Total Revolving Credit Commitment shall not exceed $175,000,000, and (vi) in the event the US Borrower reduces the US Total Revolving Credit Commitment pursuant to Section 2.4 or any other provision of this Agreement, the ability of the US Borrower to request increases in the US Total Revolving Credit Commitment pursuant to this Section 2.15 shall automatically terminate.

Section 15.   Modification of Permitted Acquisition Covenant.  Section 7.4(e)(9) of the Credit Agreement is hereby amended and restated in its entirety to hereafter be and read as follows:

(9)           any Borrower and/or any other Credit Party may purchase or otherwise acquire, directly or indirectly, in a single transaction or a series of related transactions, all or a substantial portion of the assets of any Person or all or a majority of issued and outstanding shares of Equity Interests of, or similar interest in, any Person, so long as (a) immediately after giving effect to the applicable purchase or acquisition, no Default or Event of Default exists (including without limitation, the Credit Parties are in compliance with (i) the Fixed Charge Coverage Ratio requirements of Section 7.12 hereof, and (ii) the Leverage Ratio (as defined in the Term Loan Debt Agreement), if a Leverage Ratio financial covenant is then in effect under the Term Loan Debt Agreement, as both are tested on a pro forma basis assuming that such purchase or acquisition had occurred at the beginning of the four (4) most recent consecutive fiscal quarters of the Credit Parties ending on or immediately prior to the date of such purchase or acquisition), (b) average Aggregate Availability at all times for the ninety (90)-day period prior to such purchase or acquisition, as well as average Aggregate Availability immediately after giving effect to the applicable purchase or acquisition, is $20,000,000 or greater, (c) the aggregate purchase price paid (including without limitation, any Indebtedness permitted to be assumed, acquired or incurred by any Borrower and/or any of its Subsidiaries in connection therewith under Section 7.1(m)) for all such purchases and acquisitions does not exceed $60,000,000 in the aggregate during the period from November 10, 2010 through the Revolving Credit Termination Date for all such other purchases and acquisitions by the Borrowers, and (d) if the purchase price paid (including without limitation, any Indebtedness permitted to be assumed, acquired or incurred by the applicable Borrower and/or any of its Subsidiaries in connection therewith under Section 7.1(m)) for the applicable purchase or acquisition exceeds $15,000,000 in the aggregate, the Required Lenders shall have consented in writing to such purchase or acquisition.

Section 16.   Modification of Permitted Investment Covenant.  Section 7.7(h) of the Credit Agreement is hereby amended and restated in its entirety to hereafter be and read as follows:

(h)           Other Investments, including joint venture interests in non-Subsidiary entities, in the aggregate amount not to exceed $5,000,000, provided that such Investments have been approved by the Administrative Agent, such approval not to be unreasonably withheld if (1) the aggregate amount of such Investments does not exceed $5,000,000 in the aggregate during the period from November 10, 2010 through the Revolving Credit Termination Date, and (2) Aggregate Availability is $15,000,000 or greater at all times for the 90-day period prior to such Investment and immediately after giving effect to such Investment.

Section 17.   Modification of Permitted Principal Prepayments of Term Loan Debt Covenant.   Section 7.11(f) of the Credit Agreement is hereby amended and restated in its entirety to hereafter be and read as follows:

(f)           Redeem (whether as a result of mandatory or optional redemption obligations or rights), purchase, defease or retire for value, or make any principal payment or prepayment on, the Term Loan Debt or any Subordinated Indebtedness prior to the Revolving Credit Termination Date; provided that (i) regularly scheduled payments of accrued and unpaid interest (including such payments prohibited from being paid because of the existence of a Default or Event of Default when the same were otherwise due and payable) may be made on the Term Loan Debt, so long as no Default or Event of Default shall have occurred and be continuing or would otherwise occur as a result of any such payment of accrued and unpaid interest, (ii) regularly scheduled principal installments (including such payments prohibited from being paid because of the existence of a Default or Event of Default when the same were otherwise due and payable) may be made on the Term Loan Debt, so long as no Default or Event of Default shall have occurred and be continuing or would otherwise occur as a result of any such payment of regularly scheduled principal installments, (iii) annual mandatory prepayments may be made in an amount equal to (x) the lesser of $4,000,000 or 50% of the Credit Parties’ Excess Cash Flow for each fiscal year of the Credit Parties when the Leverage Ratio of the Credit Parties and their Subsidiaries, on a Consolidated basis, is greater than 3.00 to 1.0 as of the end of such fiscal year, and (y) the lesser of $4,000,000 or 25% of the Credit Parties’ Excess Cash Flow for each fiscal year of the Credit Parties when the Leverage Ratio of the Credit Parties and their Subsidiaries, on a Consolidated basis, is equal to or less than 3.00 to 1.0 as of the end of such fiscal year, so long as (A) immediately after giving effect to the applicable prepayment, no Default or Event of Default exists, and (B) average Aggregate Availability at all times for the sixty (60)-day period prior to such prepayment, as well as Aggregate Availability immediately after giving effect to the applicable prepayment, is $15,000,000 or greater; (iv) mandatory prepayments of the Term Loan Debt made in accordance with the terms of Sections 2.5(f) and 2.5(g) hereof; and (v) voluntary prepayments of the Term Loan Debt, in whole or in part, shall be permitted so long as (A) immediately after giving effect to the applicable prepayment, no Default or Event of Default exists, and (B) any prepayments do not require or result in any prepayment fee or premium being paid (it being agreed that any of the foregoing conditions requiring that no Default or Event of Default exists or would otherwise occur as a result of the applicable payment shall include the requirement that the Credit Parties are in compliance with (x) the Fixed Charge Coverage Ratio requirements of Section 7.12 hereof and (y) the Leverage Ratio (as defined in the Term Loan Debt Agreement), if a Leverage Ratio financial covenant is then in effect under the Term Loan Debt Agreement, as both are tested on a pro forma basis assuming that the applicable payment had occurred at the beginning of the twelve (12) most recent consecutive calendar months ending on or immediately prior to the date of such payment).

Section 18.   Deletion of Permitted Dividends and Distributions Provision.   The proviso paragraph following Section 7.11(f) of the Credit Agreement is hereby deleted in its entirety.

Section 19.   Confirmation of Annual Threshold for Capital Expenditure Covenant.   Section 7.13 of the Credit Agreement is hereby amended and restated in its entirety to hereafter be and read as follows:

           7.13           Capital Expenditures.  Permit the Credit Parties and their Subsidiaries, on a Consolidated basis, to make or incur Capital Expenditures (not including in the definition of Capital Expenditures for this purpose any Capital Expenditures included in any future acquisition permitted under Section 7.4(e)(9)) in excess of $5,000,000 in the aggregate during any fiscal year.

Section 20.   Modification of Requirements of Law and Taxes Provisions.   Sections 10.16 and 10.17 of the Credit Agreement are hereby amended and restated in their entirety to hereafter be and read as follows:

                      10.16           Requirements of Law.

(a)           If the adoption of or any change in any Legal Requirement or in the interpretation or application thereof or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof:

(i)  shall subject any Lender to any tax of any kind whatsoever with respect to this Agreement or any Revolving Loan made by it and/or participations by such Lender in any Letters of Credit, or change the basis of taxation of payments to such Lender in respect thereof (except for Non-Excluded Taxes covered by Section 10.17 and changes in the rate of tax on the overall net income of such Lender);

(ii)  shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender that is not otherwise included in the determination of the Eurodollar Rate; or

(iii)    shall impose on such Lender any other condition;

and the result of any of the foregoing is to increase the cost to such Lender, by an amount that such Lender deems to be material, of making, converting into, continuing or maintaining its Revolving Loans and/or participations by such Lender in any Letters of Credit, or to reduce any amount receivable hereunder in respect thereof, then, in any such case, the applicable Borrower shall promptly pay such Lender, upon its demand, any additional amounts necessary to compensate such Lender for such increased cost or reduced amount receivable.  If any Lender becomes entitled to claim any additional amounts pursuant to this paragraph, it shall promptly notify the applicable Borrower (with a copy to the Administrative Agent) of the event by reason of which it has become so entitled.

(b)           If any Lender shall have determined that the adoption of or any change in any Legal Requirement regarding capital adequacy or in the interpretation or application thereof or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof shall have the effect of reducing the rate of return on such Lender’s or such corporation’s capital as a consequence of its obligations hereunder to a level below that which such Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or such corporation’s policies with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time, after submission by such Lender to the applicable Borrower (with a copy to the Administrative Agent) of a written request therefor, such Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such corporation for such reduction.

(c)           A certificate as to any amounts payable pursuant to this Section 10.16 submitted by any Lender to any Borrower (with a copy to the Administrative Agent) shall be conclusive in the absence of manifest error. The applicable Borrower shall pay such Lender the amount shown as due on any such certificate within five days after such Lender delivers such certificate.  In preparing such certificate, such Lender may employ such assumptions and allocations of costs and expenses as it shall in good faith deem reasonable and may use any reasonable averaging and attribution method.   Notwithstanding anything to the contrary in this Section, no Borrower shall be required to compensate a Lender pursuant to this Section for any amounts incurred more than nine months prior to the date that such Lender notifies the applicable Borrower of such Lender’s intention to claim compensation therefor; provided that, if the circumstances giving rise to such claim have a retroactive effect, then such nine-month period shall be extended to include the period of such retroactive effect.  The obligations of each Borrower pursuant to this Section shall survive the termination of this Agreement and the payment of the Obligations.

                      10.17           Taxes.

(a) All payments made by any Borrower under this Agreement shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, excluding net income taxes and franchise taxes (imposed in lieu of net income taxes) imposed on any Agent or any Lender as a result of a present or former connection between such Agent or such Lender and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from such Agent or such Lender having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any other Loan Document).  If any such non-excluded taxes, levies, imposts, duties, charges, fees, deductions or withholdings (“Non-Excluded Taxes”) or Other Taxes are required to be withheld from any amounts payable to any Agent or any Lender hereunder, the amounts so payable to such Agent or such Lender shall be increased to the extent necessary to yield to such Agent or such Lender (after payment of all Non-Excluded Taxes and Other Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement, provided, however, that no Borrower shall be required to increase any such amounts payable to any Lender with respect to any Non-Excluded Taxes (i) that are attributable to such Lender’s failure to comply with the requirements of paragraph (d) or (e) of this Section or (ii) that are United States withholding taxes imposed on amounts payable to such Lender at the time such Lender becomes a party to this Agreement, except to the extent that such Lender’s assignor (if any) was entitled, at the time of assignment, to receive additional amounts from any Borrower with respect to such Non-Excluded Taxes pursuant to this paragraph.

(b) In addition, the applicable Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) Whenever any Non-Excluded Taxes or Other Taxes are payable by any Borrower, as promptly as possible thereafter the applicable Borrower shall send to the applicable Agent for its own account or for the account of the relevant Lender, as the case may be, a certified copy of an original official receipt received by such Borrower showing payment thereof.  If any Borrower fails to pay any Non-Excluded Taxes or Other Taxes when due to the appropriate taxing authority or fails to remit to the applicable Agent the required receipts or other required documentary evidence, such Borrower shall indemnify the Agents and the Lenders for any incremental taxes, interest or penalties that may become payable by any Agent or any Lender as a result of any such failure.

(d) Each Lender (or Transferee) that is not a “U.S. Person” as defined in Section 7701(a)(30) of the Code (a “Non-U.S. Lender”) shall deliver to the Borrower and the Administrative Agent (or, in the case of a Participant, to the Lender from which the related participation shall have been purchased) two copies of either U.S. Internal Revenue Service Form W-8BEN or Form W-8ECI, or, in the case of a Non-U.S. Lender claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest” and a Form W-8BEN, or any subsequent versions thereof or successors thereto, properly completed and duly executed by such Non-U.S. Lender claiming complete exemption from, or a reduced rate of, U.S. federal withholding tax on all payments by the US Borrower under this Agreement and the other Loan Documents.  Such forms shall be delivered by each Non-U.S. Lender on or before the date it becomes a party to this Agreement (or, in the case of any participant in any Loan, on or before the date such participant purchases the related participation).  In addition, each Non-U.S. Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Non-U.S. Lender.  Each Non-U.S. Lender shall promptly notify the US Borrower at any time it determines that it is no longer in a position to provide any previously delivered certificate to the US Borrower (or any other form of certification adopted by the U.S. taxing authorities for such purpose).  Notwithstanding any other provision of this paragraph, a Non-U.S. Lender shall not be required to deliver any form pursuant to this paragraph that such Non-U.S. Lender is not legally able to deliver.

(e) A Lender that is entitled to an exemption from or reduction of non-U.S. withholding tax under the law of the jurisdiction in which the applicable Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to such Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by such Borrower, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate, provided that such Lender is legally entitled to complete, execute and deliver such documentation and in such Lender’s judgment such completion, execution or submission would not materially prejudice the legal position of such Lender.

(f) If any Agent or any Lender determines, in its sole discretion, that it has received a refund of any Non-Excluded Taxes or Other Taxes as to which it has been indemnified by any Borrower or with respect to which any Borrower has paid additional amounts pursuant to this Section 10.17, it shall pay over such refund to the applicable Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by such Borrower under this Section 10.17 with respect to the Non-Excluded Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of such Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that the applicable Borrower, upon the request of such Agent or such Lender, agrees to repay the amount paid over to such Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to such Agent or such Lender in the event such Agent or such Lender is required to repay such refund to such Governmental Authority. This paragraph shall not be construed to require any Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to any Borrower or any other Person.

Section 21.   Replacement of Real Estate Schedule.  Schedule 1.1(a) attached to the Credit Agreement is hereby deleted in its entirety, and such Schedule 1.1(a) is hereby replaced by the form of Schedule 1.1(a) attached hereto and hereby made a part hereof for all purposes.

Section 22.   Replacement of Subsidiaries Schedule.  Schedule 5.8 attached to the Credit Agreement is hereby deleted in its entirety, and such Schedule 5.8 is hereby replaced by the form of Schedule 5.8 attached hereto and hereby made a part hereof for all purposes.

Section 23.   Replacement of Intellectual Property Schedule.  Schedule 5.23 attached to the Credit Agreement is hereby deleted in its entirety, and such Schedule 5.23 is hereby replaced by the form of Schedule 5.23 attached hereto and hereby made a part hereof for all purposes.

Section 24.   Contemplated New Inventory Appraisal.   The parties hereto acknowledge that a new appraisal of the Inventory of the Credit Parties has been commissioned by the Administrative Agent and is expected to be received within thirty (30) days after the effective date of this Amendment.  The Credit Parties agree that upon receipt of such new Inventory appraisal, the Administrative Agent may, in its Permitted Discretion, reduce the existing advance rates for Inventory in the Canadian Borrowing Base and/or the US Borrowing Base, as applicable, based upon the results of such new Inventory appraisal.

Section 25.   Conditions Precedent to Effectiveness of Amendment.  Notwithstanding any provisions to the contrary set forth in this Amendment, the effectiveness of this Amendment, is expressly conditioned upon the receipt by the Administrative Agent of the following:

(a)           this Agreement executed by each of the undersigned parties;

        (b)           certificates from the Secretary of State of the State of Delaware as to the continued existence and good standing of the US Borrower in the State of Delaware, and certificates from the appropriate public official of the Province of Alberta as to the continued existence and good standing of the Canadian Borrower in the Province of Alberta;

(c)           certificates from the Secretary of State or other appropriate public official as to the continued existence and good standing of each of the Guarantors in its applicable State or Province of formation;

(d)           after giving effect to all Loans, if any, to be made on the effective date of this Amendment and the issuance of any Letters of Credit, if any, on the  effective date of this Amendment and payment of all fees and expenses due hereunder, the US Availability shall not be less than $20,000,000;

(e)           Payment by the US Borrower to the Administrative Agent for the ratable benefit of the US Lenders of an amendment fee in the aggregate amount of $325,000, with the applicable pro rata portions said amendment fee to be promptly remitted to the US Lenders by the Administrative Agent upon its receipt of the same;

(f)           payment by the applicable Borrower to the applicable Lenders, the Administrative Agent and the Administrative Agent’s applicable Affiliates of all fees required to be paid under the Loan Documents in connection with this Amendment and any separate fee letter with the Administrative Agent and the Administrative Agent’s applicable Affiliates, and all expenses required to be paid under the Loan Documents for which invoices have been presented.

Section 26.   Representations and Warranties.  The Borrowers, the Grantor and the Guarantors represent and warrant to the Administrative Agents and the Lenders that the representations and warranties contained in Article V of the Credit Agreement and in all of the other Loan Documents are true and correct in all material respects on and as of the effective date hereof as though made on and as of such effective date, except to the extent any such representation or warranty is stated to relate solely to an earlier date. The Borrowers, the Grantor and the Guarantors hereby certify that no event has occurred and is continuing which constitutes a Default or an Event of Default under the Credit Agreement.  Additionally, the Borrowers, the Grantor and the Guarantors hereby represent and warrant to the Administrative Agents and the Lenders that the resolutions or authorizations of the Board of Directors of the Borrowers, the Grantor and each of the Guarantors previously delivered to the Administrative Agents by the Borrowers, the Grantor and the Guarantors in connection with the execution and delivery of the Credit Agreement by the Borrowers, the Grantor and the Guarantors remain in full force and effect as of the effective date hereof and have not been modified, amended, superseded or revoked.

Section 27.   Limitations.  The amendments set forth herein are limited precisely as written and shall not be deemed to (a) be a consent to, or waiver or modification of, any other term or condition of the Credit Agreement or any of the other Loan Documents, or (b) except as expressly set forth herein, prejudice any right or rights which the Lenders may now have or may have in the future under or in connection with the Credit Agreement, the Loan Documents or any of the other documents referred to therein.  Except as expressly modified hereby or by express written amendments thereof, the terms and provisions of the Credit Agreement, the Notes and any other Loan Documents or any other documents or instruments executed in connection with any of the foregoing are and shall remain in full force and effect.  In the event of a conflict between this Amendment and any of the foregoing documents, the terms of this Amendment shall be controlling.

Section 28.   Payment of Expenses.  The Borrowers and the Guarantors agree, whether or not the transactions hereby contemplated shall be consummated, to jointly and severally reimburse and save the Administrative Agents and each of the Lenders harmless from and against liability for the payment of all reasonable substantiated out-of-pocket costs and expenses arising in connection with the preparation, execution, delivery, amendment, modification, waiver and enforcement of, or the preservation of any rights under this Amendment, including, without limitation, the reasonable substantiated fees and expenses of counsel for the Administrative Agents.  The provisions of this Section shall survive the termination of the Credit Agreement and the repayment of the Obligations.

Section 29.   Descriptive Headings, etc.  The descriptive headings of the several Sections of this Amendment are inserted for convenience only and shall not be deemed to affect the meaning or construction of any of the provisions hereof.

Section 30.   Entire Agreement.  This Amendment and the documents referred to herein represent the entire understanding of the parties hereto regarding the subject matter hereof and supersede all prior and contemporaneous oral and written agreements of the parties hereto with respect to the subject matter hereof, including, without limitation, any commitment letters regarding the transactions contemplated by this Amendment.

Section 31.   Counterparts.  This Amendment may be executed in any number of counterparts and by different parties on separate counterparts and all of such counterparts shall together constitute one and the same instrument.  Complete sets of counterparts shall be lodged with the Borrowers and the Administrative Agents.

Section 32.   References to Credit Agreement.  As used in the Credit Agreement (including all Exhibits thereto) and all other Loan Documents, on and subsequent to the effective date hereof, the term "Agreement" shall mean the Credit Agreement, as amended by this Amendment.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their respective duly authorized officers as of the date first above written.

NOTICE PURSUANT TO TEX. BUS. & COMM. CODE §26.02

THIS AMENDMENT AND ALL OTHER LOAN DOCUMENTS EXECUTED BY ANY OF THE PARTIES BEFORE OR SUBSTANTIALLY CONTEMPORANEOUSLY WITH THE EXECUTION HEREOF TOGETHER CONSTITUTE A WRITTEN CREDIT AGREEMENT AND REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.  THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

WALCO INTERNATIONAL, INC.,
a Delaware corporation, as US Borrower

By:  /s/ William F. Lacey
Name: William F. Lacey
Title: Sr. Vice President and Chief Financial Officer

KANE VETERINARY SUPPLIES LTD.,
an Alberta corporation, as Canadian Borrower

By:  /s/ Jeff Hyde
Name: Jeff Hyde
Title:   Treasurer

JPMORGAN CHASE BANK, N.A.,
a national banking association, as a US Lender, as Administrative Agent, as US Administrative Agent, as US Collateral Agent, as an Issuing Bank and as Swingline Lender

By:    /s/ Kevin D. Padgett
Name:     Kevin D. Padgett
Title:       Vice President

JPMORGAN CHASE BANK, N.A.,
TORONTO BRANCH,
a national banking association, as a Canadian Lender, as Canadian Administrative Agent, as Canadian Collateral Agent, and as an Issuing Bank

By:      /s/ Agostino A. Marchetti
Name:       Agostino A. Marchetti
Title:         Senior Vice President

WELLS FARGO CAPITAL FINANCE, LLC,
a Delaware corporation, as a US Lender

By:        /s/ Michael P. Baranowski
Name:         Michael P. Baranowski
Title:            Vice President

WELLS FARGO FOOTHILL CANADA ULC,
an Alberta corporation, as a Canadian Lender

By:        /s/ Michael P. Baranowski
Name:         Michael P. Baranowski
Title:            Vice President

SUNTRUST BANK,
a Georgia banking corporation, as a US Lender

By:          /s/ B. Earl Garris
Name:     B. Earl Garris
Title:       Director, ABL

U.S. BANK NATIONAL ASSOCIATION,
a national banking association, as a US Lender, as Documentation Agent, and as an Issuing Bank

By:           /s/ Daryl Hagstrom
Name:            Daryl Hagstrom
Title:            Senior Vice President

U.S. BANK NATIONAL ASSOCIATION, CANADA BRANCH, a national banking association, as a Canadian Lender and as an Issuing Bank

By:             /s/ Marcelle Dadoun
Name:        Marcelle Dadoun, on behalf of Paul Rodgers, Principal Officer
Title:          Compliance Officer

ANIMAL HEALTH INTERNATIONAL, INC.,
a Delaware corporation, as Grantor

By:   /s/ Damian Olthoff
Name:   Damian Olthoff
Title:     General Counsel and Secretary

AMERICAN LIVESTOCK AND PET SUPPLY, INC., a Delaware corporation, as a Guarantor

By:   /s/ Damian Olthoff
Name:  Damian Olthoff
Title:   Secretary

HAWAII MEGA-COR., INC.,
a Hawaii corporation, as a Guarantor

By:   /s/ Damian Olthoff
Name:  Damian Olthoff
Title:   Secretary

WALCO TEXAS ANIMAL HEALTH, LLC,
a Texas limited liability company, as a Guarantor

By:   Walco International, Inc.
          Sole Member

By: /s/ William F. Lacey
Name:  William F. Lacey
Title:  Sr. Vice President and Chief Financial Officer